EXHIBIT 99

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:
Becky Evans
The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
989-636-5847

December 13, 2002

Stavropoulos Named Dow President and Chief Executive Officer

The Dow Chemical Company announced today that its board of directors has elected William S. Stavropoulos as president and chief executive officer, succeeding Michael D. Parker. Stavropoulos continues in his role as chairman of the board.

The board reached this decision solely in light of the disappointing financial performance of the company over the last eight quarters, with this year’s results expected to show no improvement from last year. No concern of impropriety was reflected in the board’s decision.

The board has called upon the experience and proven leadership of Stavropoulos, 63, who served as president and COO beginning in 1993, and as president and CEO from 1995 to 2000. He has served as a director since 1990 and became chairman of the board of directors in 2000.

Parker, 56, assumed the role of president and CEO in November 2000. His 34 years of service to Dow includes broad business and geographic experience in Europe, Asia, and North America.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.